IQST – iQSTEL Reports Improved Profitability On Growing Revenue For Q3 And CEO Outlines Plan To Reach Break-Even In Short Order

New York, NY – November 15, 2021 - iQSTEL, Inc. (OTCQX: IQST) today published a letter to shareholders form the CEO, Leandro Iglesias. The letter is included in its entirety below:

Dear Shareholders:

We are pleased to announce our financial and operational achievements for Q3 leading first with the three following highlights:

  iQSTEL has never been in a greater financial position and with better financial performance resulting from the successful execution of its business plan. iQSTEL has been a debt-free company since February 2021. No Reg-A shares have been sold since March 2021, and the quarter-after-quarter net income improvements put the company on a clear track to reach break-even in the short term.

  Our continuous expansion of technology products and services has already made iQSTEL a worldwide technology market contender with a wide array of cutting-edge products and services to serve the Immigrants Community around the world, including telecommunication services, EV mobility, and a fintech ecosystem, bolstered by our B2B services with proprietary Internet of Things and Blockchain Platforms. We now have offerings for a total addressable market reaching over $100 Billion.

  Having graduated from one OTC Markets marketplace to the next achieving an OTCQB certification and then an OTCQX certification and incorporating the required corporate governance to include an Independent Board of Directors and an Independent Audit Committee, the distance from here to a Nasdaq listing is not too far a reach.

FINANCIALS YTD Q3 FY-2021 vs YTD Q3-FY-2020:

1)	REVENUE: $46.84 Million YTD FY-2021 vs $29.44 Million YTD FY-2020, a 59% increase.

2)	GROSS PROFIT: $1.37 Million YTD FY-2021 vs $0.70 Million YTD FY-2020, a 95% increase.
3)	DILUTIVE DEBT (Convertible notes, Warrants, and Derivative liabilities): ZERO YTD FY-2021 vs $8.43 Million YTD FY-2021

FY-2021 POSITIVE FINANCIAL TREND

1)	REVENUE: $14.19 Million in Q1, $16.12 Million in Q2, $16.51 Million in Q3
2)	NET INCOME (LOSS): $(1.87) Million in Q1, $(1.11) Million in Q2, $(0.11) Million in Q3.

We are quickly making our way toward breakeven and into profitability with a Net Loss of only $111,218 in Q3,

OPERATIONS AND NEW PRODUCTS:

We have developed several new products and services:

IQSTelecom B2B Division:

1)	Telco: we are consolidating our commercial approach, taking advantage of synergies, and reducing cost, eliminating the technological platforms redundancy, and establishing just one Network Operating Center (NOC) for our entire Telco services.
2)	Internet of Things: We completed the development and commercial introduction of the IoTSmartTank for a Chemical industry Fortune 500 company. At the same time, we already started the IoTSmartGas commercial development.
3)	Blockchain Platforms: We completed the development of the Mobile Number Portability Platform (MNPA), and we are starting the commercial rollout.

EVOSS B2C Division:

1)	EV Electric Motorcycles: We completed the design for the first Models 250, 350, 450 (2,3,4 Kw, and Batteries 50AmpH x 72Volt), and we are starting the manufacturing of the first batch this week, which we expect to begin rolling off the production line by next month.

2

2)	EV Batteries: We completed the High Power Batteries design and specs for Revolt Motorcycles (ALYI, Modus) and we are now in negotiations with ALYI about the commercial terms.
3)	Fintech: We completed the Global Money One ecosystem, however, we have postponed the Global Commercial Launching and the delivery of the MAXMO contest winners as we are working on the back-end improvement of our reconciliation process. We will be announcing the Global Commercial launching and the MAXMO contest winners soon.

SALES, MARKETING AND COMMERCIAL:

1)	Consolidation of the Telco Sales Force: We consolidated all the subsidiaries sale forces under the sole leadership of IQSTelecom to take advantage of all possible synergies and cross sell all of our dynamic products (VoIP, SMS, Omnichannel Services, International Connectivity). We expect the result of this consolidation to begin demonstrating results this Q4 FY-2021.
2)	Hiring Tony Abdo as CEO EVOSS Division and Senior Business Development VP for Internet of Things and Blockchain Platforms: Mr. Abdo is on a fast track and already working on an expedited commercial plan to close business proposals already in progress. Mr. Abdo is also developing the in-country dealer network for our EVOSS EV Motorcycles.

WHAT´S COMING SOON:

1)	Achieve and potentially surpass the Forecast for FY-2021: We are on the home stretch to accomplish our Forecast of $60.5 Million for this FY. Management is confident about reaching this business goal, and still working to surpass it.
2)	Business Plan FY-2022, 23, 24: Management plans to present to the Independent Board of Directors the business plan and Forecast for the coming years and we subsequently plan to announce it over the next few weeks.
3)	The Global Commercial Launching of MAXMO.
4)	The EVOSS EV Motorcycles will roll off the production line.
5)	Updates on our M&A Campaign and Nasdaq Up-listing progress.

3

FINAL STATEMENT:

We are living in a very exciting time for iQSTEL. We are in the middle of a positive inflection point where the company will create several revenues streams, with high margin contributions, with a competitive and complete portfolio of products and services for the immigrant community markets around the world.

We want to thank all the Shareholders, Investors, and Stockholders of iQSTEL for all their support. Management continues working with passion on the execution of all commercial and corporate objectives, leading iQSTEL forward to be more productive, more profitable, and more valuable.

All the best.

Leandro Iglesias

CEO

iQSTEL Inc. (OTCQX: IQST) (www.iQSTEL.com) is a US-based publicly-listed company holding an Independent Board of Directors and Independent Audit Committee offering leading-edge services through its two business divisions and each of them with independent brands. The B2B division, Brand iQSTELecom offering Telecommunications, Internet of Things, Technology and Blockchain platforms services, the target market for the B2B division is Global Markets. The B2C division, Brand EVOSS offering EV Electric Motorcycles, Fintech Ecosystem, the target market for this business division is Latin America and the Spanish speakers in the USA. The company has a presence in 15 countries, and its products and services are used in several industries like Telecommunications, Electric Vehicle (EV), Financial Services, Chemical and Liquid Fuel Distribution Industries. iQSTEL announced on February 17th 2021 that it became a Debt Free Company and is now completely debt-free with no Convertible Notes, Warrants, Promissory Notes or Settlement Agreements from its Balance Sheet.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iQSTEL.com

Source: iQSTEL Inc. and its subsidiaries: www.iQSTEL.com

4